DSW Inc. Reports Third Quarter 2014 Financial Results

•	Third quarter Reported sales increase 5.8% to $670 million

•	Third quarter Adjusted sales increase 7.2% to $670 million; comparable sales increase 2.6%

•	Third quarter Reported EPS totals $0.55 per share

•	Third quarter Adjusted EPS totals $0.56 per share, including $0.03 charge for asset impairment

•	Company updates full fiscal year outlook for Adjusted EPS in the range of $1.55 to $1.65 per share, with annual comparable sales expected to be slightly positive

•	Board of Directors authorizes an additional $50 million in share repurchase and approves a quarterly dividend of $0.1875 per share

COLUMBUS, Ohio, November 25, 2014 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended November 1, 2014, which compare to the thirteen week period ended November 2, 2013.

Mike MacDonald, President and Chief Executive Officer stated, ''We were pleased with the progress we made in the quarter, particularly the improvements in top line performance. Sales in all major categories accelerated compared to first half performance. We are especially encouraged by the performance of women's footwear, which posted its first positive comparable sales increase since the second quarter of 2013. The merchandise initiatives we began to implement at the start of the year are gaining traction."

''Over the past twelve months, DSW has also made significant inroads in becoming even more customer centric in the way we operate. Customers now have visibility and access to our full assortment of choices regardless of how and where they are shopping. We have also launched new technologies that make it easier for online customers to shop and pay for their purchases. There are many more improvements to be made to create a seamless and relevant shopping experience for DSW customers, but we are pleased with our progress to date,'' Mr. MacDonald added.

Third Quarter Operating Results

•	Reported sales increased 5.8% to $670 million compared to last year's sales of $633 million.

•	Adjusted sales increased 7.2% to $670 million compared to last year's sales of $625 million, which excluded sales from the Company's luxury test.

•	Comparable sales increased by 2.6% compared to last year's decrease of 0.7%.

•	Gross margin declined 100 bps, of which 55 bps was due to asset impairment.

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Reported net income was $49.6 million, or $0.55 per diluted share, on 90 million shares, which includes a RVI tax provision adjustment. This compares to Reported net income in the third quarter of 2013 of $55.0 million, or $0.60 per diluted share, on 92 million shares, which included a net after-tax income of $1.4 million, or $0.01 per share, from the Company's luxury test.

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Adjusted net income was $50.4 million, or $0.56 per diluted share, on 90 million shares, which includes a one-time charge of $0.03 per share from asset impairment. This compares to Adjusted net income for the same period last year of $53.6 million, or $0.58 per diluted share, on 92 million shares.

Nine Months Ended November 1, 2014 Operating Results

•	Reported sales increased 3.3% to $1.86 billion compared to last year's sales of $1.80 billion.

•	Adjusted sales increased 4.3% to $1.86 billion compared to last year's sales of $1.78 billion, which excluded sales from the Company's luxury test.

•	Comparable sales decreased by 0.1% compared to last year's increase of 0.2%.

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Reported net income was $122.5 million, or $1.35 per diluted share, on 91 million shares. This compares to Reported net income in the same period last year of $123.2 million, or $1.34 per diluted share, on 92 million shares, which included a net after-tax loss of $20.9 million, or $0.23 per share, from the Company's luxury test and the termination of RVI's pension plan.

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Adjusted net income was $122.7 million, or $1.35 per diluted share, on 91 million shares. This compares to net income of $144.1 million, or $1.57 per diluted share, on 92 million shares, which excluded items related to our luxury test and the termination of RVI's pension plan.

Third Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $427 million compared to $517 million in the third quarter last year.

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Inventories were $486 million compared to $424 million during the third quarter last year. On a cost per square foot basis, DSW inventories increased by 7.4% at the end of the quarter. A significant portion of this increase relates to opportunistic pre-buys to deliver strong brands and exceptional values to our customers in 2015. Excluding the increase in pre-buys, inventories on a cost per square foot increased by 3.8%.

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The Company repurchased one million shares for approximately $30 million during the quarter, for a total of three million shares for approximately $87 million since the authorization of the program. This leaves approximately $13 million available on the Company's previous $100 million share repurchase authorization. On November 21, 2014, the Board of Directors authorized an additional $50 million under the Company's share repurchase program.

Regular Dividend
On November 25, 2014, DSW's Board of Directors declared a quarterly cash dividend payment of $0.1875 per share. The dividend will be paid on December 31, 2014 to shareholders of record at the close of business on December 19, 2014.

Fiscal 2014 Annual Outlook
For the fifty-two week fiscal year ending January 31, 2015, the Company expects Adjusted earnings per share to range from $1.55 to $1.65 per share compared to the previous guidance of $1.50 to $1.65 per share. This assumes slightly positive comparable annual sales growth and annual revenue growth in the mid-single digit range. This guidance includes a tax rate slightly below 39% and diluted shares outstanding of 90.5 million.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 4979066 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on December 2, 2014 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using conference number 10056125. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids.  As of November 25, 2014, DSW operates 431 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 367 leased locations in the United States and operates three Yellow Box stores under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q3 2014 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Thirty-nine weeks ended
	November 1, 2014	November 2, 2013	% change	November 1, 2014	November 2, 2013	% change
	(in thousands)			(in thousands)

DSW	$632,774	$597,274	5.9%	$1,745,454	$1,691,119	3.2%
Affiliated Business Group	37,098	35,702	3.9%	110,461	105,282	4.9%
Reported DSW Inc. sales	$669,872	$632,976	5.8%	$1,855,915	$1,796,401	3.3%
Less: Luxury sales	—	8,341		—	17,418
Adjusted DSW Inc. sales	$669,872	$624,635	7.2%	$1,855,915	$1,778,983	4.3%

Comparable sales change by reportable segment (excludes luxury)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
DSW	2.8%	(1.0)%	(0.1)%	0.2%
Affiliated Business Group	0.3%	3.6%	1.2%	1.8%
Total DSW Inc.	2.6%	(0.7)%	(0.1)%	0.2%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2014 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; our success in executing our omni-channel initiative; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our electronic processing of sensitive and confidential customer and associate data; risks related to leases of our properties; risks related to the realization of benefits related to our acquisition of an equity interest in Town Shoes, a leading branded shoe retailer in Canada; foreign currency exchange risk; risks related to our cash and investments; and the realization of risks related to the Merger with Retail Ventures, Inc., including risks related to pre-merger RVI guarantees of certain Filene's Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013
Assets
Cash and equivalents	$96,394	$112,021	$86,909
Short-term investments	128,381	224,098	195,248
Accounts receivable, net	26,610	26,646	23,853
Inventories	486,260	397,768	424,066
Prepaid expenses and other current assets	26,566	34,101	41,086
Deferred income taxes	23,486	18,130	24,343
Total current assets	787,697	812,764	795,505

Property and equipment, net	338,227	318,620	316,542
Long-term investments	202,259	243,188	234,748
Goodwill	25,899	25,899	25,899
Deferred income taxes	14,643	11,587	10,562
Investment in Town Shoes	24,838	—	—
Note receivable from Town Shoes	47,819	—	—
Other assets	8,850	9,186	8,518
Total assets	$1,450,232	$1,421,244	$1,391,774

Liabilities and shareholders' equity
Accounts payable	$185,931	$168,705	$147,100
Accrued expenses	125,885	115,697	130,612
Total current liabilities	311,816	284,402	277,712

Non-current liabilities	142,540	138,298	132,844
Total shareholders' equity	995,876	998,544	981,218
Total liabilities and shareholders' equity	$1,450,232	$1,421,244	$1,391,774

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$669,872	$632,976	$1,855,915	$1,796,401
Cost of sales	(451,315)	(420,106)	(1,277,449)	(1,217,092)
Gross profit	218,557	212,870	578,466	579,309
Operating expenses	(138,860)	(124,614)	(384,208)	(382,786)
Operating profit	79,697	88,256	194,258	196,523
Interest income, net	600	1,036	2,193	1,857
Income from continuing operations before income taxes and income from Town Shoes	80,297	89,292	196,451	198,380
Income tax provision	(31,792)	(34,331)	(76,186)	(75,184)
Income from Town Shoes	1,049	—	1,898	—
Income from continuing operations	49,554	54,961	122,163	123,196
Income from discontinued operations, net of tax	—	—	358	—
Net income	$49,554	$54,961	$122,521	$123,196

Diluted shares used in per share calculations:	89,810	92,090	91,014	91,813

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.55	$0.60	$1.34	$1.34
Diluted earnings per share from discontinued operations	—	—	$0.00	—
Diluted earnings per share	$0.55	$0.60	$1.35	$1.34

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended November 1, 2014			Thirty-nine weeks ended November 1, 2014
	Net Income		Diluted earnings per share	Net income		Diluted earnings per share
Reported Measure	$49,554		$0.55	$122,521		$1.35

Less: RVI Operating expenses, net of tax	—	(1)	—	377	(1)	—
Less: Income from discontinued operations, net of tax	—	(1)	—	358	(1)	—
Add: Income taxes	(864)	(2)	(0.01)	(864)	(2)	(0.01)

Adjusted Measure	$50,418		$0.56	$122,650		$1.35

(1) Relates to RVI's recovery from the Filene's Basement debtors' estates.

(2) Relates to RVI's income tax provision adjustment.

	Thirteen weeks ended November 2, 2013			Thirty-nine weeks ended November 2, 2013
	Net Income		Diluted earnings per share	Net income		Diluted earnings per share
Reported Measure	$54,961		$0.60	$123,196		$1.34

Less: Gross profit (loss), including valuation reserves on luxury test	1,366	(3)	0.01	(11,521)	(3)	(0.13)
Less: RVI related expenses and RVI pension plan termination expense	(48)	(4)	—	(9,355)	(5)	(0.10)

Adjusted Measure	$53,643		$0.58	$144,072		$1.57

(3) Relates to net after-tax income (loss) from the Company's luxury test.

(4) Relates to legacy charges from RVI.

(5) Relates to a net after-tax charge from the termination of the pension plan assumed in conjunction with the RVI merger.

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.